Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: January 2005

1)	Beginning of the Month Principal Receivables:	$36,119,374,938.66
2)	Beginning of the Month Finance Charge Receivables:	$837,958,489.84
3)	Beginning of the Month Discounted Receivables:	$0.00
4)	Beginning of the Month Total Receivables:	$36,957,333,428.50

5)	Removed Principal Receivables:	$0.00
6)	Removed Finance Charge Receivables:	$0.00
7)	Removed Total Receivables:	$0.00

8)	Additional Principal Receivables:	$0.00
9)	Additional Finance Charge Receivables:	$0.00
10)	Additional Total Receivables:	$0.00

11)	Discounted Receivables Generated this Period:	$0.00

12)	End of the Month Principal Receivables:	$35,030,734,394.94
13)	End of the Month Finance Charge Receivables:	$835,389,808.46
14)	End of the Month Discounted Receivables:	$0.00
15)	End of the Month Total Receivables:	$35,866,124,203.40

16)	Excess Funding Account Balance	$0.00
17)	Adjusted Invested Amount of all Master Trust Series	$31,040,571,259.66

18)	End of the Month Seller Percentage	11.39%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: January 2005

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	438,189	$490,101,155.87
	3)	60 - 89 days delinquent	278,067	$333,684,211.01
	4)	90+ days delinquent	591,485	$766,895,950.10

	5)	Total 30+ days delinquent	1,307,741	$1,590,681,316.98

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.44%

7)	Defaulted Accounts during the Month		191,504	$180,054,054.45

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			5.98%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: January 2005

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$6,035,001,755.74	16.33%

2)	Collections of Principal Receivables and Principal Payment Rate		$5,455,642,929.26	15.10%

	3)	Prior Month Billed Finance Charges and Fees	$422,311,799.53
	4)	Amortized AMF Income	$43,254,898.92
	5)	Interchange Collected	$67,561,470.88
	6)	Recoveries of Charged Off Accounts	$51,194,582.15
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$584,322,751.48	19.41%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: January 2005

1)	Beginning Unamortized AMF Balance			$236,827,247.14
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$38,290,973.92
	4)	- Amortized AMF Income	$43,254,898.92
5)	Ending Unamortized AMF Balance			$231,863,322.14

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables